Exhibit 99.1

FOR IMMEDIATE RELEASE

NovaDel Announces Initiation of Clinical Trial of Zolpidem Oral Spray

-New Drug Application Expected in 2007-

Flemington, NJ, August 8, 2006 – NovaDel Pharma (AMEX: NVD) today announced the initiation of a clinical trial for its proprietary formulation of zolpidem oral spray. Zolpidem is the active ingredient found in the number one selling hypnotic Ambien®.

The trial, which is being conducted in healthy human volunteers, is designed to evaluate the pharmacokinetic profile of NovaDel's oral spray versus the 10mg Ambien tablet. This trial will be a key component in the Company’s New Drug Application (NDA) which is targeted for submission in the first half of 2007.

“NovaDel has commenced this bioequivalence trial with an optimized version of our oral spray formulation of zolpidem based on the positive results of our pilot pharmacokinetic trial. Bioequivalence is one of the key requirements for our filing a New Drug Application with the FDA, a milestone that we expect to achieve in the first half of 2007,” commented Jan Egberts, President and CEO of NovaDel.

Zolpidem oral spray could ultimately benefit individuals who wish to achieve rapid onset of sleep and for patients who have just ingested a meal where absorption from a tablet would be even further delayed,” continued Egberts.

In a previous pilot pharmacokinetic study conducted by NovaDel for the zolpidem oral spray, higher plasma drug concentration levels were observed for the oral spray at the early time points after administration. Thus, zolpidem oral spray may have the potential to shorten Ambien's average time to onset of therapeutic action.

About Zolpidem Oral Spray

Zolpidem oral spray is NovaDel’s proprietary oral spray reformulation of the sleeping medicine zolpidem tartrate. Ambien® (zolpidem tartrate), is a non-benzodiazepine hypnotic of the imidazopyridine class that is indicated for the treatment of short-term insomnia.

Ambien® is a registered trademark of Sanofi-Aventis.

About NovaDel Pharma Inc.

NovaDel Pharma Inc. is an emerging specialty pharmaceutical company that is developing and commercializing oral spray therapeutics to fulfill unmet medical needs predominantly focused on neurology.  The Company’s proprietary oral spray technology delivery system offers the patient the potential for (i) fast onset of action; (ii) improved drug safety by reducing the required drug dosage and reducing side effects; (iii) improved patient convenience and compliance; and (iv) enhanced dosage reliability.  The Company plans to develop such products independently and through collaborative arrangements with major pharmaceutical and biotech companies.  To find out more about NovaDel Pharma Inc. (AMEX:  NVD), visit our website at www.novadel.com.

***

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein including, but not limited to, the successful completion of its pilot pharmacokinetic feasibility studies, the ability to develop products (independently and through collaborative arrangements), the ability to commercialize and obtain FDA and other regulatory approvals for products under development and the acceptance in the marketplace for lingual spray products.  The filing of an NDA with the FDA is an important step in the approval process in the United States.  Acceptance for filing by the FDA does not mean that the NDA has been or will be approved, nor does it represent an evaluation of the adequacy of the data submitted. Further, the Company operates in industries where securities may be volatile and may be influenced by regulatory and other factors beyond the Company’s control.  Important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company’s most recent Annual Report and Registration Statements, filed with the Securities and Exchange Commission.  In assessing forward-looking statements contained herein, if any, the reader is urged to carefully read all cautionary statements contained in such filings.

For further information:
NovaDel Pharma Inc.

Michael Spicer (908) 782 – 3431, ext. 2550

or

MacDougall Biomedical Communications

Chris Erdman (508) 647 – 0209 ext. 14